Exhibit 4.3

DESCRIPTION OF SILK ROAD MEDICAL, INC. SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

General

Silk Road Medical, Inc., a Delaware corporation (Silk Road Medical, we, us, and our), has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (Exchange Act): common stock, par value $0.001 per share (common stock).

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws, which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein.  We encourage you to read our Restated Certificate of Incorporation and Amended and Restated Bylaws and the applicable provisions of the Delaware General Corporation Law (DGCL) for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 105,000,000 shares of capital stock, par value $0.001 per share, of which:

•	100,000,000 shares are designated as common stock; and
•	5,000,000 shares are designated as preferred stock

The number of authorized shares of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the shares entitled to vote generally in the election of directors, irrespective of Section 242(b)(2) of the DGCL, voting together as a single class, without the separate vote of the holders of the preferred stock as a single class unless otherwise provided for in a certificate of designation of any series of preferred stock.

Common Stock

Only our common stock is registered under Section 12 of the Exchange Act, and trades on The Nasdaq Global Select Market under the symbol “SILK.”

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters properly submitted to a vote of the stockholders, including the election of directors. However, except as otherwise required by law, holders of our common stock shall not be entitled to vote on any amendment to our Restated Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights, or to qualifications, limitations or restrictions thereon, of one or more outstanding series of preferred stock. Our stockholders do not have cumulative voting rights in the election of directors.

Except as otherwise provided by law, our Restated Certificate of Incorporation, our Amended and Restated Bylaws or the rules of any applicable stock exchange on which securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law or our Restated Certificate of Incorporation or Amended and Restated Bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, except as otherwise provided by law, our Restated Certificate of Incorporation, our Amended and Restated Bylaws or the rules of any applicable stock exchange.

Dividends

Subject to preferences that may be applicable to any then outstanding convertible preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of convertible preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund provisions and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are outstanding.

Anti-Takeover Effects or Provisions of the DGCL and our Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of the DGCL and our Restated Certificate of Incorporation and Amended and Restated Bylaws could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of a non-friendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	Before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;
•

Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

On or after such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	Any merger or consolidation involving the corporation and the interested stockholder;
•	Any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that a special meeting of stockholders may be called only by our board of directors, the chairperson of our board of directors, or our Chief Executive Officer or President. This provision might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our common stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Our Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.

Advance Notice of Stockholder Business at Annual Meetings

If a stockholder is submitting a stockholder proposal related to the business of the company at an annual meeting, such stockholder must: (i) be a stockholder of record at the time notice is given, (ii) be a stockholder of record on the record date for determination of stockholders entitled to notice of the annual meeting, (iii) be a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting, (iv) be a stockholder of record at the time of the annual meeting, and (v) timely deliver proper written notice to our Corporate Secretary. The business brought before an annual meeting by a stockholder must be a proper matter for stockholder action pursuant to our Amended and Restated Bylaws and applicable law.

To be in proper written form, a stockholder’s notice related to the business of the company must contain the following items (Business Solicitation Statement): (i) a brief description of the business intended to be brought before the annual meeting, (ii) the text of the proposed business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend our Amended and Restated Bylaws, the text of the proposed amendment), (iii) the reasons for conducting such business at the annual meeting, and (iv) any material interest that the stockholder has in such business or any person (a) controlling, directly or indirectly, or acting in concert with such stockholder, (b) who is a beneficial owner of shares of stock of the company owned of record or beneficially by such stockholder and whose behalf the proposal or nomination, as the case may be, is being made, or (c) controlling, controlled by or under common control with such person referred to in the preceding clauses (a) and (b) (Stockholder Associated Person). Furthermore, the notice shall also include: (i) the name and address of the stockholder or Stockholder Associated Person proposing such business, (ii) the class or series and number of shares of the company that are held of record or are beneficially owned by the stockholder or Stockholder Associated Person, (iii) whether and to the extent to which any hedging activities have been entered into by or on behalf of such stockholder or Stockholder Associated Person with respect to our securities, (iv) any proxy, contract, or arrangement pursuant to which the stockholder or any Stockholder Associated Person has a right to vote any of our securities, (v) any dividend rights to our securities owned by the stockholder or Stockholder Associated Person that are separated or separable from the underlying security of the company, (vi) any proportionate interest in our securities that are held by a general or limited partnership, (vii) any performance-related fees that the stockholder or Stockholder Associated Person is entitled to based on the value of our securities, (viii) any agreement, arrangement or understanding among the stockholder, Stockholder Associated Person, or others acting in concert with them in connection with the business proposal, (ix) any significant equity interests held by the stockholder or Stockholder Associated Person in a principal competitor of the company, (x) any interests the stockholder or Stockholder Associated Person has in any contract with the company, its affiliates, or principal competitor, (xi) any information requested by the company in determining whether such proposed item of business is a proper matter for stockholder action, (xii) any material pending or threatened legal proceeding in which the stockholder or Stockholder Associated Person is a party or participant involving the company, (xiii) any material relationship between the stockholder or Stockholder Associated Person with the company or its officers, directors, or affiliates, (xiv) names and addresses of other stockholders known by the stockholder proposing such business to support such proposal and their interests in the company, (xv) any information necessary in order to make any filings pursuant to the Exchange Act, (xvi) any other information relating to the stockholder or Stockholder Associated Person or others acting in concert with them that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the Exchange Act, (xvii) a representation that such stockholder is a holder of record of stock of the company when the notice was submitted, is entitled to vote at such meeting and such stockholder intends to appear in person or by proxy at the meeting to propose such business, and (xviii) a representation and undertaking as to whether such party or others acting in concert with the stockholder or Stockholder Associated Person intends to deliver a proxy statement or form of proxy or otherwise solicit proxies from holders of at least the percentage of voting power necessary to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal.

Advance Notice of Director Nominations at Annual Meetings

If a stockholder is submitting a nomination in connection with an annual meeting, such stockholder must: (i) be a stockholder of record at the time notice if given, (ii) be a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting, (iii) be a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting, (iv) be a stockholder of record at the time of the annual meeting, and (v) submit the notice in a timely manner to our Corporate Secretary at the principal executive offices of the company.

To be in proper written form, a stockholder’s notice related to director nominations at an annual meeting must contain the following items with respect to each nominee (Nominee Solicitation Statement): (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee with respect to the company’s securities, (v) any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such nominee has, or has had within the past three years, with any person or entity other than the company, in each case in connection with candidacy or service as a director of the company, (vi) a description of any other material relationships between the stockholder giving the notice and any Stockholder Associated Person, on the one hand, and the nominee and such nominee’s respective affiliates and associates, or others acting in concert with them, on the other hand, (vii) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required by applicable laws, (viii) a written statement executed by the nominee acknowledging and representing that the nominee consents to being named as a nominee and to serving as a director and intends to serve a full term on our board of directors if elected, and (ix) a statement whether such person would be in compliance if elected as a director of the company and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the company. The stockholder giving notice shall include in the Nominee Solicitation Statement information that is similarly required of a Business Solicitation Statement except that references to business shall instead refer to the nominations of directors.

Any person nominated to serve on our board of directors shall furnish to our Corporate Secretary, at the principal executive offices of the company, the following: (i) information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, (ii) such other information reasonably required by the company to determine the eligibility of such nominee to serve as a director or to service as an independent director or audit committee financial expert of the company under applicable securities laws, (iii) a completed written questionnaire provided by the company disclosing the background, qualifications, stock ownership and independence of such proposed nominee, (iv) a written representation and agreement from such proposed nominee to the company that such nominee (a) is not and, if elected, will not become a party to any agreement, arrangement, or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee will act or vote on any issue or question or that would limit or interfere with such proposed nominee’s ability to comply with such proposed nominee’s fiduciary duties, (b) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the company with respect to any direct or indirect compensation or reimbursement for service as a director, and (c) will comply with applicable corporate governance, conflict of interest, code of business conduct and ethics, confidentiality and stock ownership and trading policies and guidelines of the company, and (v) such other information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, or the qualifications of such nominee.

Advance Notice of Director Nominations at Special Meetings

If a stockholder is submitting a nomination in a special meeting of the stockholders at which directors are to be elected or re-elected, such stockholder must: (i) be a stockholder of record at the time notice if given, (ii) be a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting, (iii) be a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting, (iv) be a stockholder of record at the time of the special meeting, and (v) deliver a timely written notice to our Corporate Secretary at the principal executive offices of the company.  A stockholder’s notice related to director nominations at a special meeting must contain the same information as requested of a stockholder’s notice related to a director nomination at an annual meeting.

Elimination of Stockholder Action by Written Consent

Our Restated Certificate of Incorporation and Amended and Restated Bylaws eliminate the right of stockholders to act by written consent without a meeting. As a result, a holder controlling a majority of our common stock would not be able to amend our Amended and Restated Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Amended and Restated Bylaws.

Election and Removal of Directors

Our Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only our board of directors to fill any vacant directorships, including newly created seats, by a vote of a majority of the remaining directors. In addition, the number of directors constituting our board of directors are permitted to be set only by a resolution adopted by our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

While our board of directors is currently divided into three classes, we are in the process of eliminating our classified board of directors. Commencing with the 2024 annual meeting of our stockholders, the classification of our board of directors will cease. Once our board of directors is no longer classified, directors may be removed with or without cause by holder of a majority of the shares then entitled to vote at an election of directors.

Exclusive Forum

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL, our Restated Certificate of Incorporation, or our Amended and Restated Bylaws, or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal district court located within the State of

Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Unless we consent in writing to the selection of an alternative forum, the federal district courts shall be the exclusive forum for a complaint asserting a cause of action under the Securities Act. With respect to the Exchange Act, only claims brought derivatively under the Exchange Act would be subject to the forum selection clause described above. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Restated Certificate of Incorporation and Amended and Restated Bylaws to be inapplicable or unenforceable in such action. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Amendment to Provisions in Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Except for the provision making it possible for our board of directors to issue preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal any provisions in our Restated Certificate of Incorporation that are inconsistent with certain provisions in our Restated Certificate of Incorporation, including those related to the election or removal of directors, amendment to our Restated Certificate of Incorporation, amendment to our Amended and Restated Bylaws, and the prohibition against stockholder action by written consent.

The board of directors may adopt, amend, or repeal our Amended and Restated Bylaws without stockholder approval, subject to the power of our stockholders to adopt, amend, or repeal our Amended and Restated Bylaws by the affirmative vote of the holders of at least 66 2/3% of the voting power of our then outstanding voting stock.

The provisions of the DGCL and our Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exchange Listing

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “SILK.”

Transfer Agent

The transfer agent for our common stock is Equiniti Trust Company, LLC.